                                 MARCH 31, 2003



                              SEROLOGICALS LIMITED


                                       and


                                 KEITH THOMPSON


                         ------------------------------
                              SEPARATION AGREEMENT
                         ------------------------------

THIS AGREEMENT is made the 31st day of March 2003

BETWEEN:

(1) SEROLOGICALS LIMITED registered in Scotland with registered number 12833 is at Fleming Road, Kirkton Campus, Livingston, EH54 7BN (the "COMPANY"); and

(2) KEITH THOMPSON of 115 Caiyside, Fairmilehead, Edinburgh EH10 7HR (the "EXECUTIVE").

RECITALS:

(A) The Company has employed the Executive since 1 May 1985 most recently under the terms of a contract of employment dated the 2 January 1998 as subsequently amended.

(B)     The Executive's employment will terminate on 31 March 2003.

THIS AGREEMENT PROVIDES:

1.      DEFINITIONS AND INTERPRETATION

1.1 In this Agreement and the Schedule the following expressions, unless otherwise expressly stated, have the following respective meanings:

1.1.1 "BOARD" means the directors for the time being of the Company present at a duly convened quorate meeting of the directors or a committee of the directors duly appointed for the purpose in question;

1.1.2 "EUROPEAN UNION RIGHT" means any right which the may have under any treaty to which the United Kingdom is a party in connection with or arising out of its membership of the European Union or under any Directive, Regulation, Recommendation or Decision of any body directly or indirectly made pursuant to any such treaty;

1.1.3 "GROUP" means the Company, any holding company or companies for the time being of the Company and any subsidiary or subsidiaries for the time being of the Company or of any such holding company; "HOLDING COMPANY" and "SUBSIDIARY" have the meanings assigned to them respectively by section 736 of the Companies Act 1985, as amended by the Companies Act 1989. For the avoidance of doubt "Group" includes Serologicals Corporation and any of its subsidiaries. The expressions "GROUP COMPANY" and "GROUP COMPANIES" shall be construed accordingly;

1.1.4 "PENSION SCHEME" means the pension scheme to which the Company has made contributions on the Executive's behalf in the month prior to the Termination Date;

1.1.5 "RELEVANT INDEPENDENT ADVISER" has the meaning contained in Section 9 of the Employment Rights (Dispute Resolution) Act 1998;

1.1.6 "RELEVANT STATUTES" means the Equal Pay Act 1970, Sex Discrimination Act 1975, Race Relations Act 1976, Trade Union and Labour Relations (Consolidation) Act 1992,

        Employment Rights Act 1996, Disability Discrimination Act 1995 and Working Time Regulations 1998;

1.1.7 "SERVICE AGREEMENT" means the contract of employment between the Executive and the Company dated 2 January 1998 as amended;

1.1.8 "STATUTORY CLAIMS" means without limitation, all and any claims under the Relevant Statutes or any delegated legislation made under the authority of the Relevant Statutes or the European Communities Act 1972; and

1.1.9   "TERMINATION DATE" means 31 March 2003.

1.2     The Schedules form part of and are incorporated in this Agreement.

2.      TERMINATION OF EMPLOYMENT

2.1     The Executive's employment will terminate on the Termination Date.

3.      OBLIGATIONS OF EXECUTIVE

3.1     The Executive agrees that he will:

3.1.1 co-operate fully with the Company and continue to perform his duties to the best of his ability up to and including the Termination Date. In particular the Executive agrees to undertake an orderly transition of any projects or work with which he has been involved to those employees identified by the Company.

3.1.2 on or before the Termination Date resign from office as a director of the Company and from all other offices and positions which he holds by virtue of his employment pursuant to the Service agreement (including any position in any Group Company); and

3.1.3 no later than 5pm on 31 March 2003 return all property of the Company including, without limitation, correspondence, documents, papers, magnetic discs or tapes or other software storage media or any other property as is described in a schedule to be provided to the Executive on or about the Termination Date belonging to the Company which may be in the Executive's possession or under his control (with the exception of the property identified in clause 4.2.5 below).

4.      OBLIGATIONS OF COMPANY

4.1 The Company will pay to the Executive his basic salary and the Executive will continue to receive his other contractual benefits up to and including the Termination Date. For the avoidance of doubt the Company has paid to the Executive the sum of L19,579.00 in relation to his entitlement to a bonus award in respect of 2002. The Executive will receive a payment in lieu of any outstanding accrued but untaken holiday for the current year. All of these payments will be subject to tax, national insurance and pension contributions. The Executive's P45 will be issued to him.

4.2 The Company will (without any admission of liability), subject to this Agreement (including the Certificate attached as Schedule Two) being executed and returned to the Company by 4 April 2003:

4.2.1 pay to the Executive an ex gratia payment of L30,000 as compensation for loss of employment (which includes his entitlement to a statutory redundancy payment of L4,940) within 14 days of the date on which this Agreement (including the Certificate attached as Schedule Two) is executed and returned to the Company or within 14 days of the Termination Date (whichever is the later); and

4.2.2 pay to the Executive the sum of L105,000.00 as damages in respect of the Executive's entitlement to receive 9 months notice to be paid in two equal instalments as follows:

        (a) L52,500.00 within 14 days of the date on which this Agreement (including the Certificate attached as Schedule Two) is executed and returned to the Company or within 14 days of the Termination Date (whichever is the later); and

        (b)     L52,500.00 on or before 4 months after the Termination Date.

4.2.3 pay the sum of L6,200.00 to the Pension Scheme on the Executive's behalf; within 14 days of the date on which this Agreement (including the Certificate attached as Schedule Two) is executed and returned to the Company or within 14 days of the Termination Date (whichever is the later); and

4.2.4 pay the Executive's outplacement costs incurred for 3 months up to a maximum of L3,000 plus VAT on production of an appropriate invoice addressed to the Executive and expressed to be payable by the Company. The Company will bear the cost of any tax relating to the provision of the outplacement services in accordance with this clause 4.2.4; and

4.2.5 permit the Executive to retain in perpetuity the fax machine which is in his possession but is the property of the Company.

4.3 The Company undertakes and agrees that it will not commence any action or proceedings against the Executive in respect of his employment with the Company and the holding of any office by him to the extent permitted by S310 Companies Act 1985.

5.      TAX

5.1 The sum in Clause 4.2.1 is paid in connection with the termination of employment. The parties acknowledge that the sum in clause 4.2.1 should be capable of being paid without deductions for income tax and national insurance contributions pursuant to the exemptions contained in section 148 and schedule 11 of the Income and Corporation Taxes Act 1988 and no such deductions will be made before payment.

5.2     The sum in Clause 4.2.2 will be subject to deductions of tax.

6.      INDEMNITY

6.1 The Executive will promptly and effectively indemnify the Company in respect of any income or other tax and employee national insurance contributions (except in respect of any tax or employee national insurance deductions made by the Company in accordance with this Agreement) for which the Company is obliged to account to the Inland Revenue or any other agency, and any interest, penalties, or tax which may be levied thereon pursuant to Clause 4 and or the provision of any of the other benefits to the

        Executive under this Agreement with the exception of any interest penalties imposed as a result of fault or delay on the part of the Company.

7.      SHARE OPTIONS

7.1 The Executive has been issued with stock options under the Stock Options Agreements between the Executive and Serologicals Corporation dated 9 December 1997, 31 December 1998, 14 September 1999, 31 December 1999, 12 November 2001 and 15 May 2002. The Executive may exercise the options which have vested on or prior to the Termination Date in accordance with the rules of the various schemes within the time limits as set out below.

                                                     Options Vested but still to
           Grant Date       Option Price (US $)      Exercise                      Time limit for exercising
           ----------       ---------------------    ---------------------------   -------------------------
           09.12.1997       As adjusted for a 2:1    21,750                        Due to expire 9.12.2003
                            stock split $15.42
                                                     (Original Issue 14,500
                            (Original Price          options)
                            $23.125)

           31.12.1998       $30.00                   50,000                        1 year from the Termination
                                                                                   Date

           14.09.1999       $5.00                    175,000                       1 year from the Termination
                                                                                   Date

           31.12.1999       $6.00                    15,000                        1 year from the Termination
                                                                                   Date

           12.11.2001       $16.71                   4,375                         3 months from the Termination
                                                                                   Date

           15.05.2002       $21.10                   0                             3 months from the Termination
                                                                                   Date

8.      CONFIDENTIALITY AND POST EMPLOYMENT RESTRICTIONS

8.1 For the purposes of this Clause 8 the following words have the following meanings:

8.1.1 "Confidential Information" means all and any information (in whatever form and whether recorded or not) which amounts to a trade secret or any other confidential or secret information which is not known or accessible by the public relating to the business, finances, dealings, affairs, technical processes or operations of the Company (or any Group Company) or of any of its or their donors, customers, clients, suppliers, agents or distributors and includes but is not limited to the following:

        (a) information relating to the Company's or any Group Company's donors, customers, clients, suppliers, agents and distributors (including, but not limited to, donor, customer or supplier lists, individual contacts and contact details);

        (b) information relating to the terms of business agreed or the subject of negotiation between the Company or any Group Company and its or their actual or prospective customers, clients, suppliers, agents and distributors, including, but not limited to, trading terms, pricing structures and customer requirements;

        (c) information relating to the development, manufacture and marketing of the Company's services and products (and planned services and products) including, but not limited to, business plans, technical information, formulae, specifications, applications, component lists, know-how, research and development, marketing plans, marketing surveys and research reports, market share, mailing lists, price lists and discount arrangements;

        (d) information relating to the Company's sales and projects, including but not limited to sales and project figures, fee levels, pricing policies, commissions, financial projections, sales targets, budgets, accounts and forecasts;

        (e) any information relating to the property of the Company including any idea, invention, modification, improvement, process, formula, material, knowhow, design, model, prototype, mark, sketch, drawing, plan, computer program, computer scripts, software, computer systems or other matter; and

8.1.2   "Prior Period" means the period of 12 months prior to the Termination
        Date.

8.2 In consideration for the acknowledgement and agreement by the Executive contained in this Clause 8 the Company will pay to the Executive L5,000 (less appropriate deductions of tax and national insurance) to be paid in four equal instalments as follows:

8.2.1 L1,250 within 14 days of the date on which this Agreement (including the Certificate attached as Schedule Two) is executed and returned to the Company or within 14 days of the Termination Date (whichever if the later); and

8.2.2   L1,250 on or before 3 months after the Termination Date;

8.2.3   L1,250 on or before 6 months after the Termination Date;

8.2.4   L1,250 on or before 9 months after the Termination Date.

8.3 The Executive understands and acknowledges that his senior position with the Company and the Group has given him:

8.3.1 access to and the benefit of the Confidential Information which is vital to the continued success of the Company and the Group;

8.3.2 influence over and connection with the Company's customers, clients, suppliers, distributors, agents, employees and directors and those of the Group with whom the Executive has had dealings or contact.

8.4 The Executive acknowledges and confirms that he agrees that the provisions appearing in Clauses 8.6 and 8.7 below are reasonable in their application to him and necessary but no more than sufficient to protect the interests of the Company and the Group.

8.5 In the event that any restriction contained in Clauses 8.6 or 8.7 below shall be found to be void, but would be valid if some part of the relevant restriction were deleted, the relevant restriction shall apply with such modifications as may be necessary to make it valid and effective.

8.6 The Executive shall not at any time after the Termination Date, for any reason use, disclose to any person or cause or permit (whether deliberately or recklessly) another to disclose:

8.6.1 any Confidential Information which the Executive has obtained by virtue of his employment with the Company; and / or

8.6.2 the details of this Agreement, including, but not limited to, the sums paid by the Company pursuant to Clause 4 hereof.

8.6.3 Clause 8.6 shall not apply to Confidential Information disclosed pursuant to an order of any Court of competent jurisdiction or which is required to be disclosed by statute or any confidential information which, except through any breach of this or any other agreement by the Executive, is in the public domain. In addition the Executive shall be permitted to disclose the matters in Clause 8.6.2 for the purpose of taking professional advice or to the members of his immediate family. Nothing in this Agreement will prevent the Executive divulging to any prospective employer that his employment ended due to the fact that his role was relocated to the US.

8.7 The Executive shall not without the prior written consent of the Company (such consent to be withheld only so far as may reasonably be necessary to protect the legitimate interests of the Company or any Group Company) during the period of 9 months from the Termination Date, whether alone or jointly with or as principal, partner, agent, director, employee or consultant of any other person, firm or corporation, and whether directly or indirectly, in competition with any of the businesses of the Company or any Group Company carried on at the Termination Date in which the Executive was engaged or involved as at the Termination Date or in the Prior Period:

8.7.1 solicit the services or custom of or otherwise deal with any person, firm or corporation who or which at the Termination Date or at any time during the Prior Period was a customer, client, supplier, agent or distributor or prospective customer or client of the Company or any Group Company in which the Executive was materially involved or was in the habit of dealing under contract with the Company or any Group Company and with whom or which the Executive was either personally concerned, involved or in contact during the Prior Period as identified in the attached list in Schedule One.

8.7.2 entice or endeavour to entice away from the Company or any Group Company or employ any person whose name is supplied to the Executive on or about the Termination Date being persons employed by the Company or any Group Company at the Termination Date who:

        (a) was an employee or director of the Company or any Group Company holding the position of supervisor or above; and

        (b) with whom the Executive was in direct regular contact during the Prior Period.

9.      ANNOUNCEMENTS

9.1 Subject to Clause 9.2, the Executive confirms that he will not without the prior written consent of the Company make any statements, oral or written, touching upon or concerning his relationship with the Company or any Group Company, his appointment as a director of the Company or any Group Company or his resignation from office which would or might involve the disclosure of secret or confidential information about the Company or any Group Company as further defined in Clause 8 of this Agreement, or which might be detrimental to the interests of the Company or any Group Company. Consent for the purposes of this Clause shall be effective only if given by the Chief Executive of the Company.

9.2 If the Executive is required to make any such statement to comply with his legal and/or regulatory obligations he may do so without the Company's written consent and will not be deemed thereby to be in breach of this Clause.

9.3 Neither the Executive nor the Company will whether directly or indirectly make, publish or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise, concerning the other party to this Agreement. In the case of the Company this Sub-Clause shall include the Company and any Group Company or any of its or their officers, agents or employees.

10.     REFERENCES

10.1 The Company will, on request supply a reference on Company headed notepaper in the form attached as Schedule Two to any prospective employer of the Executive and deal with all enquiries whether oral or in writing in a manner consistent with that reference.

11.     LEGAL ADVICE

11.1 The Executive confirms that he has received advice from J Innes Clark of Morton Fraser solicitors (the "Independent Adviser") as to the nature and effect of this Agreement and, in particular, its effect on his ability to pursue his rights before an Employment Tribunal.

11.2 The Company agrees that subject to this Agreement (including the Certificate attached as Schedule Three) being executed and returned to the Company that it will pay direct to the Independent Adviser the Executive's legal costs incurred in obtaining advice as to the terms of this Agreement up to a maximum of L1,750.00 plus VAT on production of an appropriate invoice addressed to the Executive and expressed to be payable by the Company.

12.     AGREEMENT AND WARRANTY

12.1 The parties confirm and agree that this Agreement satisfies the conditions regulating compromise agreements under the Relevant Statutes.

12.2 The Executive having received legal advice from the Independent Adviser warrants:

12.2.1 that he has or may have claims against the Company and any Group Company and any of its or their officers, agents, or employees of breach of contract and or unfair dismissal (the "Identified Claims");

12.2.2 that with the exception of the Identified Claims he has no Statutory Claims or other claims whatsoever against the Company and any Group Company and any of its or their officers, agents, or employees arising under the Service Agreement or in connection with his holding of office as a director of the Company and any Group Company or his resignation from office as director, or termination of his employment under the Service Agreement or otherwise in connection with his employment or its termination;

12.2.3 that he accepts the payment to be made in accordance with Clause 4 in full and final settlement of:

        (a)     the Identified Claims; and

        (b) all other claims and rights of action howsoever arising against the Company and any Group Company and any of its or their officers, agents, or employees which he has, or may have, under the Service Agreement or in connection with his holding of office as a director of the Company and any Group Company or his resignation from office as director, or termination of his employment under the Service Agreement or otherwise in connection with his employment or its termination including any claim in respect of his entitlement to bonus or share options but with the exception of any claim in respect of personal injury (other than a claim which may be pursued before the Employment Tribunal) and or accrued pension rights and or any claim in relation to any breach by the Company of cause 7 of this Agreement in relation to vested share options as set out in that clause and provided that this clause shall not affect the Employee's rights to enforce the terms of this Agreement.

12.2.4 that he has been fully compensated in respect of his entitlement to receive 9 months notice under the Service Agreement and that the Company has no further obligations to him under the Service Agreement;

12.2.5 that he is not aware of any claim for personal injury and or accrued pension rights subsisting at the date of this Agreement;

12.2.6 that there are no matters of which he is aware relating to any acts or omissions of the Executive or any other director, employee or agent of the Company or any Group Company which if disclosed to the Company would or might affect the decision of the Company to make payment in accordance with Clause 4 or provide any other benefits under this Agreement;

12.2.7 that there are no circumstances or matters of which he is aware which would entitle the Company to bring any action or proceedings against him in relation to his employment with the Company and or the holding of any office by him;

12.2.8 that he has not at the date on which he signs this Agreement either started other paid work (whether as an employee, independent contractor or in any other capacity) or been offered such work to start at any time after that date or been given any indication that an offer of such work will be forthcoming;

12.2.9 that he has not presented an originating application to an office of the Employment Tribunals or issued civil proceedings in the High Court or County Court in respect of any claim in connection with his employment or its termination or otherwise, and will refrain from doing so;

12.2.10 that he undertakes to repay to the Company the payment in Clause 4.2.1 immediately upon demand in the event that he commences any action, claim or proceedings (with the exception of any claim to enforce his rights under this Agreement) in the Employment Tribunal, County Court or High Court or any other court against the Company and or any Group Company and or any of its or their officers, agents or employees in respect of any of the matters which are settled under the terms of Clause 12.2.3. The Executive agrees that in such circumstances the payment in Clauses
        4.2.1 will be recoverable as a debt.

13.     NOTICES

        Any notice will be duly served under this Agreement if in the case of the Company it is handed to a director of the Company or sent by recorded or first class post to the Company at its registered office for the time being and if, in the case of the Executive, it is handed to the Executive or sent by recorded or first class post to the Executive at his address specified in this Agreement or such other address as he may notify to the Company. A notice sent by recorded or first class post will be deemed served on the second working day after posting.

14.     GOVERNING LAW AND JURISDICTION

        This Agreement shall be governed by Scots law and the parties hereby submit to the exclusive jurisdiction of the Scottish Courts. The Executive hereby agrees that service upon him at his address specified in this Agreement of any proceedings relating to this Agreement or to any document entered into pursuant hereto shall constitute good service upon the Executive.

15.     BINDING AGREEMENT

        Upon execution of this Agreement by both parties, the Agreement will, notwithstanding that it is marked without prejudice and subject to contract, be on the open record and shall be binding on both parties.

AS WITNESS the hands of the parties hereto the day and year first before written.

SIGNED by Alan Brown  )   /s/ Alan Brown

for and on behalf of  )
SEROLOGICALS LIMITED  )
in the presence of:   )              /s/ Gina Keevy.............................

SIGNED by KEITH THOMPSON)            /s/ Keith Thompson.........................
in the presence of: James Clark  )   /s/ James Clark ...........................

                                  SCHEDULE ONE

Ortho Clinical Diagnostics

Immucor

Centocor

Proliant

Sigma

Abbott

Diamed

Eli Lilly

Imclone Systems

Bio-Rad Laboratories

JRH Biosciences

Boehringer Ingelheim

Genentech

Baxter Healthcare

Lonza

Beckman Coulter

Dade Behring

Roche

GlaxoSmithKline

Invitrogen

Institute Jacques Boy

Scottish National Blood Transfusion Service

                                  SCHEDULE TWO

                                    REFERENCE

Keith Thompson was employed by Serologicals Limited from 1 May 1985 until 8 March 2003 as Vice President Global Manufacturing Operations for Serologicals Corporation, the parent company of Serologicals Limited.

His employment ended due to the fact that his role was relocated to the US.

It is our policy is to provide only the following information regarding former employees. This does not imply any comment negative or positive about the employee or the course of his employment with the company. In accordance with this policy this information is given in the strictest of confidence and without liability on behalf of the Serologicals Corporation, Serologicals Limited or any of its officers, agents or employees.

                                 SCHEDULE THREE

                                   CERTIFICATE

I, J Innes Clark, confirm the following:

I am a Relevant Independent Adviser.

I have advised Keith Thompson as to the terms and effect of this Agreement and, in particular, its effect on his ability to pursue his rights before an Employment Tribunal.

When I gave the advice there was a contract of insurance, or an indemnity provided for members of a profession or professional body in force covering the risk of a claim by Keith Thompson in respect of any loss arising in consequence of the advice I have given.

This Agreement satisfies the conditions regulating compromise agreements under the Relevant Statutes.

Signed:    /s/ James Clark
           J Innes Clark

Firm:      Morton Fraser Solicitors
           30-31 Queen Street
           Edinburgh
           EH2 1JX

Date:      4/4/03